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                                                                      Exhibit 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)


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

                                                                    Three Months       Three Months
                                                                        Ended              Ended
                                                                    September 30,      September 30,
                                                                        1998               1997
                                                                   ----------------   ----------------
Earnings (loss):

             Earnings (loss) before income taxes                        $ 538             $ 418
Add (deduct):
             Fixed charges from below
                                                                          211               170
             Interest capitalized
                                                                          (10)               (9)
                                                                        -----             -----

Earnings (loss) as adjusted                                             $ 739             $ 579


Fixed charges:
             Interest expense                                           $  49             $  50

             Portion of rental expense representative of the
               interest factor
                                                                          162               120
                                                                        -----             -----

Total fixed charges
                                                                        $ 211             $ 170

Ratio of earnings to fixed charges                                       3.50              3.41



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